Manor Care, Inc.

Invites Holders of Its

2.125% Convertible Senior Notes Due 2023

(CUSIP Nos. 564055AD3 and 564055AE1)

To Exchange Their Notes for

2.125% Convertible Senior Notes Due 2023

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 1, 2004, UNLESS EXTENDED BY THE COMPANY (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To: Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      Manor Care, Inc. (the “Company”) is offering, upon and subject to the terms and conditions set forth in the Offer to Exchange, dated November 3, 2004 (as amended or supplemented from time to time, the “Offer to Exchange”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange: (i) $1,000 in principal amount of 2.125% Convertible Senior Notes Due 2023 (the “New Notes”); and (ii) a one time cash payment (an “Exchange Fee”) equal to 0.25% of the principal amount of outstanding 2.125% Convertible Senior Notes due 2023 (the “Old Notes” and together with the New Notes, the “Notes”) for each $1,000 in principal amount of outstanding Old Notes of the company held by the registered holders thereof (the “Holders”). The offer to exchange the Notes (including the payment of the Exchange Fee) pursuant to the Offer to Exchange is referred to herein as the “Offer.” The Offer is subject to important conditions as described in the Offer to Exchange.

      We are requesting that you contact your clients for whom you hold Old Notes regarding the Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1. The Offer to Exchange, dated November 3, 2004;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelopes addressed to Global Bondholder Services Corporation, the Exchange Agent for the Offer, at, 65 Broadway — Suite 704, New York, New York 10006, Attention: Corporate Actions.

      A substitute Form W-8 BEN, containing information for Non-U.S. holders relating to United States federal income tax withholding, shall be made available by the Company upon your request.

      Your prompt action is requested. The Offer will expire at 12:00 Midnight, New York City time, on the Expiration Date. Old Notes tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

      To participate in the Offer, a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof), or an electronic confirmation pursuant to the Depository Trust Company’s ATOP system, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange.

      If a Holder of Old Notes desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the section titled “The Offer to Exchange — Guaranteed Delivery Procedures,” in the Offer to Exchange.

      The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Exchange and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

      Any inquiries you may have with respect to the Offer, or requests for additional copies of the enclosed materials, should be directed to the Global Bondholder Services Corporation at the address and phone number set forth below:

Global Bondholder Services Corporation

65 Broadway — Suite 704
New York, New York 10006
Attn: Corporate Actions
Banks and Brokers Call: (212) 430-3774
or
Call Toll Free: (866) 470-4500

Very truly yours,

Manor Care, Inc.

      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL.

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